Exhibit 99.3

SHIRE PLC
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 3, 2016, Shire plc (“Shire”) and Baxalta Incorporated (“Baxalta”), a U.S. biopharmaceutical company based in Bannockburn, Illinois, completed their business combination pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of January 11, 2016, by and among Shire, Baxalta and BearTracks, Inc., a Delaware corporation and wholly–owned subsidiary of Shire.

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2015 and the six months ended June 30, 2016 have been prepared by Shire and give effect to the following transactions as if they had occurred on January 1, 2015:

•	the combination with Baxalta for a consideration of, in each case without interest and subject to any applicable withholding taxes, (i) $18.00 in cash and (ii) either (a) 0.1482 of a Shire ADS or (b) if a Baxalta stockholder timely elected, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS described in (ii)(a), per share of Baxalta common stock, representing an aggregate consideration of approximately $32.4 billion, and the directly attributable financing of the combination; and

•	the acquisition of Dyax Corp. (“Dyax”) by Shire on January 22, 2016 for consideration of (i) $37.30 in cash per share and (ii) a non–tradable contingent value right of $4.00 per share, payable subject to FDA approval of SHP 643 (formerly known as DX–2930), representing an aggregate preliminary consideration of $6.3 billion, and the directly attributable financing of the acquisition.

Because the combination with Baxalta and Dyax are already reflected in Shire’s historical consolidated balance sheet as of June 30, 2016 included in the Shire Quarterly Report on Form 10–Q for the quarterly period ended June 30, 2016, filed with the Securities and Exchange Commission (“SEC”) on August 5, 2016, as updated by Shire’s Current Report on Form 8-K dated September 2, 2016, no pro forma condensed combined balance sheet is presented as part of the unaudited pro forma condensed combined financial information.

Shire has adjusted the historical consolidated statements of income for the fiscal year ended December 31, 2015 and the six months ended June 30, 2016 to give effect to pro forma events that are (1) directly attributable to the business combination and acquisition referred to above, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. This information should be read in conjunction with:

(i) the accompanying notes to the unaudited pro forma condensed combined financial statements;

(ii) the separate historical unaudited consolidated financial statements of Shire as of and for the six months ended June 30, 2016, included in Shire’s Quarterly Report on Form 10–Q filed with the SEC on August 5, 2016, as updated by Shire’s Current Report on Form 8-K (updating Item 1 only), filed with the SEC on September 2, 2016;

(iii) the separate historical consolidated financial statements of Shire for the year ended December 31, 2015 included in Shire’s Annual Report on Form 10–K filed with the SEC on February 23, 2016, as updated by Shire’s Current Report on Form 8-K (updating Item 15 only), filed with the SEC on September 2, 2016;

(iv) the separate historical financial statements of Dyax as of and for the year ended December 31, 2015 included in Shire’s Current Report on Form 8–K/A filed with the SEC on March 17, 2016;

(v) the separate historical unaudited statement of income of Baxalta for the period ended March 31, 2016 included in Exhibit 99.3 of the Current Report on Form 8-K filed by Shire on June 3, 2016; and

(vi) the separate historical financial statements of Baxalta as of and for the year ended December 31, 2015 included in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016.

Shire funded the cash component of the purchase consideration of approximately $12.37 billion through borrowings under the $18.0 billion bridge facilities agreement with, among others, Barclays Bank PLC and Morgan Stanley Bank International Limited, acting as mandated lead arrangers and book runners (the “January 2016

Facilities Agreement”), which comprises two credit facilities: (i) a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire’s option, matures on January 11, 2017 (“January 2016 Facility A”) and (ii) a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017.

The unaudited pro forma condensed combined statements of income have been prepared by management in accordance with SEC Regulation S–X Article 11 for illustrative purposes only. The unaudited pro forma condensed combined statements of income are not necessarily indicative of what the combined results of operations actually would have been had the combination with Baxalta and the acquisition of Dyax been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined statements of income do not purport to project the future financial results of operations of the combined entity. Prior to the acquisitions of Baxalta and Dyax, there were no material transactions between Shire, Baxalta and/or Dyax during the periods presented in the unaudited pro forma condensed combined statements of income that would need to be eliminated.

The unaudited pro forma condensed combined statements of income have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Shire being the accounting acquirer. The accounting for the acquisition of Dyax and combination with Baxalta are dependent upon certain valuations that are provisional and are subject to change. Shire will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Shire’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined statements of income do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the combination with Baxalta and the acquisition of Dyax, the costs to integrate the operations of Shire, Baxalta and Dyax or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2016

	Shire	Baxalta after reclassification (Note 2) (1)	Baxalta acquisition adjustments (Note 3)	Notes	Dyax (2)	Dyax pro forma adjustments (Note 4)	Notes	Pro forma combined
	$’M	$’M	$’M		$’M	$’M		$’M
Revenues:
Product sales	3,949.4	2,603.0	–		4.7	–		6,557.1
Royalties and other revenues	189.0	–	–		1.2	–		190.2
Total revenues	4,138.4	2,603.0	–		5.9	–		6,747.3

Costs and expenses:
Cost of sales	1,026.7	1,024.0	(266.0)	3(f)	1.3	0.5	4(b)	1,786.5
Research and development	511.9	443.0	–		20.6	(17.8)	4(f)	957.7
Selling, general and administrative	1,150.2	583.0	(13.0)	3(a)	89.7	(85.4)	4(c),(f)	1,724.5
Integration and acquisition costs	454.1	135.0	(545.0)	3(b)	–	(53.7)	4(c)	(9.6)
Amortization of acquired intangibles	347.6	33.0	336.0	3(c)	–	2.1	4(a)	718.7
Reorganization costs	14.3	116.0	–		–	–		130.3
Gain on sale of product rights	(6.5)	–	–		–	–		(6.5)
Total operating expenses	3,498.3	2,334.0	(488.0)		111.6	(154.3)		5,301.6

Operating income/(loss) from continuing operations	640.1	269.0	488.0		(105.7)	154.3		1,445.7
Interest income	2.6	1.0	–		–	–		3.6
Interest expense	(131.9)	(39.0)	–		(0.1)	(5.0)	4(d),(e)	(176.0)
Other (expense)/income, net	(2.5)	4.0	–		–	–		1.5
Income/(loss) from continuing operations before income taxes and equity in losses of equity method investees	508.3	235.0	488.0		(105.8)	149.3		1,274.8
Income taxes	(11.2)	10.0	(115.9)	3(d)	–	(9.5)	4(g)	(126.6)
Equity in losses of equity method investees, net of taxes	(1.0)	–	–		–	–		(1.0)
Income/(loss) from continuing operations, net of taxes	496.1	245.0	372.1		(105.8)	139.8		1,147.2
Earnings per ordinary share from continuing operation – basic	$0.78							$1.22
Earnings per ordinary share from continuing operations – diluted	$0.77							$1.21
Weighted average number of shares (millions)

Basic	637.3		305.2	3(e)				942.5
Diluted	640.1		305.2	3(e)				945.3

(1)	Reflects the unaudited consolidated statement of income of Baxalta for the period January 1, 2016 to June 3, 2016.

(2)	Reflects the unaudited consolidated statement of income of Dyax for the period January 1, 2016 to January 22, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015

	Shire	Baxalta after reclassification (Note 2)	Baxalta acquisition adjustments (Note 3)	Notes	Baxalta financing adjustments (Note 3)	Notes	Dyax	Dyax pro forma adjustments (Note 4)	Notes	Pro forma combined
	$’M	$’M	$’M				$’M	$’M		$’M
Revenues:
Product sales	6,099.9	6,148.0	–		–		66.7	–		12,314.6
Royalties and other revenues	316.8	–	–		–		20.4	–		337.2
Total revenues	6,416.7	6,148.0	–		–		87.1	–		12,651.8

Costs and expenses:
Cost of sales	969.0	2,332.0	–		–		16.7	10.6	4(b)	3,328.3
Research and development	1,564.0	1,170.0	–		–		58.6	–		2,792.6
Selling, general and administrative	1,842.5	1,220.0	(31.3)	3(a)	–		64.4	(8.3)	4(c)	3,087.3
Integration and acquisition costs	39.8	(60.0)	(35.0)	3(b)	–		–	(13.2)	4(c)	(68.4)
Amortization of acquired intangible assets	498.7	53.0	833.0	3(c)			–	33.8	4(a)	1,418.5
Reorganization costs	97.9	193.0	–		–		–	–		290.9
Gain on sale of product rights	(14.7)	–	–		–		–	–		(14.7)

Total operating expenses	4,997.2	4,908.0	766.7		–		139.7	22.9		10,834.5

Operating income/(loss) from continuing operations	1,419.5	1,240.0	(766.7)		–		(52.6)	(22.9)		1,817.3
Interest income	4.2	3.0	–		–		0.8	–		8.0
Interest expense	(41.6)	(51.0)	–		(349.0)	3(g)	(8.9)	(80.2)	4(d),(e)	(530.7)
Other income, net	3.7	6.0	–		–		–	–		9.7
Income/(loss) from continuing operations before income taxes and equity in losses of equity method investees	1,385.8	1,198.0	(766.7)		(349.0)		(60.7)	(103.1)		1,304.3
Income taxes	(46.1)	(270.0)	167.9	3(d)	–		–	15.5	4(g)	(132.7)
Equity in losses of equity method investees, net of taxes	(2.2)	–	–		–		–	–		(2.2)
Income/(loss) from continuing operations, net of taxes	1,337.5	928.0	(598.8)		(349.0)		(60.7)	(87.6)		1,169.4
Earnings per ordinary share from continuing operation – basic	$2.27									$1.31
Earnings per ordinary share from continuing operations – diluted	$2.26									$1.30
Weighted average number of shares (millions)

Basic	590.4		305.2	3(e)						895.6
Diluted	593.1		305.2	3(e)						898.3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Baxalta and Dyax transactions

Combination with Baxalta

On June 3, 2016, Shire acquired all of the outstanding common stock of Baxalta for $18.00 per share in cash and 0.1482 of a Shire ADS or 0.4446 of a Shire ordinary share per Baxalta share, without interest and subject to any applicable withholding taxes.

The preliminary acquisition-date fair value of the purchase consideration consisted of the following:

Estimated Fair Value
Cash paid to shareholders	$12,366.7
Fair value of stock issued to shareholders	19,353.2
Fair value of partially vested stock options and RSUs assumed	497.6
Contingent consideration payable	166.0
Total Purchase Consideration	$32,383.5

The Company's preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date is outlined below.

Preliminary fair value
$’M
ASSETS
Current assets:
Cash and cash equivalents	583.2
Accounts receivable, net	1,382.8
Inventories	5,341.1
Other current assets	362.2
Total current assets	7,669.3

Non-current assets:
Property, plant and equipment, net	5,687.7
Investments	128.2
Goodwill	6,106.4
Other intangible assets, net
- Currently marketed products	24,550.0
- In-Process Research and Development (“IPR&D”)	2,940.0
- Contract based arrangements	72.2
Other non-current assets	103.3
Total assets	47,257.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,509.5
Other current liabilities	15.4

Non-current liabilities:
Assumed indebtedness	5,424.9
Deferred tax liability	6,831.7
Other non-current liabilities	1,092.1
Total liabilities	14,873.6

Preliminary fair value of identifiable assets acquired and liabilities assumed	32,383.5

Consideration
Preliminary fair value of purchase consideration	32,383.5

Acquisition of Dyax

On January 22, 2016, Shire completed the acquisition of Dyax. As consideration, Shire paid $37.30 in cash, without interest and less any required withholding taxes, for each share of Dyax common stock outstanding at the time of the acquisition (other than shares owned by Dyax or any of its subsidiaries, and shares owned by shareholders who had properly exercised any available rights of appraisal under Delaware law). Under the terms of the merger agreement, Dyax shareholders may receive additional value through a non–tradable contingent value right worth $4.00 per share, payable subject to FDA approval of SHP643 (formerly DX–2930) and certain other conditions set forth in the Contingent Value Rights Agreement.

The preliminary acquisition–date fair value of the purchase consideration was $6,330.0 million, comprised of cash paid on closing of $5,934.0 million and the preliminary fair value of the contingent value right of $396.0 million (maximum payable $646.0 million).

The preliminary allocation of the total purchase price is as follows:

Fair value
$’M
ASSETS
Current assets:
Cash and cash equivalents	241.2
Accounts receivable, net	13.3
Inventories	20.2
Other current assets	8.1
Total current assets	282.8

Non-current assets:
Property, plant and equipment, net	5.8
Goodwill	2,727.9
Other intangible assets, net
- Currently marketed products	135.0
-IPR&D	4,100.0
- Contract based royalty arrangements	425.0
Other non-current assets	28.3
Total assets	7,704.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	30.0
Other current liabilities	1.7

Non-current liabilities:
Deferred tax liability	1,341.7
Other non-current liabilities	1.4
Total liabilities	1,374.8

Preliminary fair value of identifiable assets acquired and liabilities assumed	6,330.0
Consideration
Preliminary fair value of purchase consideration	6,330.0

2. Basis of presentation

These unaudited pro forma condensed combined statements of income were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, with Shire as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, based on the historical financial statements of Shire, Baxalta and Dyax.

Dyax’s historical condensed consolidated statement of income for the six months ended June 30, 2016 represents its results of operations through January 22, 2016, the period prior to the acquisition.

Baxalta’s historical condensed consolidated statement of income for the six months ended June 30, 2016 represents its results of operations through June 3, 2016, the period prior to the acquisition.

Certain reclassifications have been made to Baxalta’s historical condensed consolidated and combined statements of income to conform to Shire’s presentation as follows:

Reclassifications made to Baxalta’s historical condensed consolidated and combined statements of income for the period ended June 3, 2016 and the year ended December 31, 2015:

	For the period ended June 3, 2016
	January 1 – March 31	April 1 – June 3	Baxalta before reclassification	Reclassifications	Notes	Baxalta after reclassification
	$’M	$’M	$’M	$’M		$’M
Revenues:
Product sales	1,548.0	1,055.0	2,603.0	–		2,603.0
Royalties and other revenues	–	–	–	–		–
Total revenues	1,548.0	1,055.0	2,603.0	–		2,603.0

Costs and expenses:
Cost of sales	710.0	429.0	1,139.0	(115.0)	(5),(6),(11)	1,024.0
Research and development	280.0	167.0	447.0	(4.0)	(1),(8)	443.0
Selling, general and administrative	384.0	352.0	736.0	(153.0)	(2),(4),(7)	583.0
Integration and acquisition costs	–	–	–	135.0	(3),(4)	135.0
Amortization of acquired intangible assets	–	–	–	33.0	(5)	33.0
Reorganization costs	–	–	–	116.0	(6),(7),(8),(11), (12)	116.0
Total operating expenses	1,374.0	948.0	2,322.0	12.0		2,334.0

Operating income from continuing operations	174.0	107.0	281.0	(12.0)		269.0
Interest income	–	–	–	1.0	(10)	1.0
Net interest expense	(23.0)	(15.0)	(38.0)	(1.0)	(10)	(39.0)
Other income/(expense), net	21.0	(29.0)	(8.0)	12.0	(3), (12)	4.0
Income from continuing operations before income taxes and equity in losses of equity method investees	172.0	63.0	235.0	–		235.0
Income taxes	(27.0)	37.0	10.0	–		10.0
Income from continuing operations, net of taxes	145.0	100.0	245.0	–		245.0

	For the year ended December 31, 2015
	Baxalta before reclassification	Reclassifications	Notes	Baxalta after reclassification
	$’M	$’M		$’M
Revenues:
Product sales	6,148.0	–		6,148.0
Royalties and other revenues	–	–		–
Total revenues	6,148.0	–		6,148.0

Costs and expenses:
Cost of sales	2,386.0	(54.0)	(5),(6),(9)	2,332.0
Research and development	1,176.0	(6.0)	(1),(8)	1,170.0
Selling, general and administrative	1,442.0	(222.0)	(2),(4),(7),(9)	1,220.0
Integration and acquisition costs	–	(60.0)	(3),(4)	(60.0)
Amortization of acquired intangible assets	–	53.0	(5)	53.0
Reorganization costs	–	193.0	(1),(2),(6),(7),(8)	193.0
Total operating expenses	5,004.0	(96.0)		4,908.0

Operating income from continuing operations	1,144.0	96.0		1,240.0
Interest income	–	3.0	(10)	3.0
Net interest expense	(48.0)	(3.0)	(10)	(51.0)
Other income/(expense), net	102.0	(96.0)	(3),(4)	6.0
Income from continuing operations before income taxes and equity in losses of equity method investees	1,198.0	–		1,198.0
Income taxes	(270.0)	–		(270.0)
Income from continuing operations, net of taxes	928.0	–		928.0

(1)	Reclassification of business optimization charges of $nil for the period ended June 3, 2016 and ($9.0) million net credit for the year ended December 31, 2015 from “Research and development expenses” to “Reorganization costs.”

(2)	Reclassification of business optimization charges of $nil for the period ended June 3, 2016 and $1.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” to “Reorganization costs.”

(3)	Reclassification of changes in the fair value of contingent consideration of ($32.0) million net credit for the period ended June 3, 2016 and ($97.0) million net credit for the year ended December 31, 2015 from “Other expense, net” to “Integration and acquisition costs.”

(4)	Reclassification of acquisition-related costs of $103.0 million for the period ended June 3, 2016 and $37.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” ($36.0 million) and from “Other expense, net” ($1.0 million) to “Integration and acquisition costs.”

(5)	Reclassification of amortization expense of $33.0 million for the period ended June 3, 2016 and $53.0 million for the year ended December 31, 2015 from “Cost of product sales” to “Amortization of acquired intangibles.”

(6)	Reclassification of separation costs of $16.0 million for the period ended June 3, 2016 and $20.0 million for the year ended December 31, 2015 from “Cost of product sales” to “Reorganization costs.”

(7)	Reclassification of separation costs of $50.0 million for the period ended June 3, 2016 and $166.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” to “Reorganization costs.”

(8)	Reclassification of separation costs of $4.0 million for the period ended June 3, 2016 and $15.0 million for the year ended December 31, 2015 from “Research and development expenses” to “Reorganization costs.”

(9)	Reclassification of shipping costs of $19.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” to “Cost of product sales.” Shire does not have sufficient information to make the necessary adjustment of shipping costs for period ended June 3, 2016.

(10)	Reclassification of interest income of $1.0 million for the period ended June 3, 2016 and $3.0 million for the year ended December 31, 2015 from “Net interest expense” to “Interest income.”

(11)	Reclassification of business optimization charges of $66 million for the period ended June 3, 2016 and $nil for the year ended December 31, 2015 from “Cost of product sales” to “Reorganization costs.”

(12)	Reclassification of separation costs of $20 million net credit for the period ended June 3, 2016 and $nil for the year ended December 31, 2015 from “Other income/(expense), net” to “Reorganization costs.”

Further review of Baxalta’s detailed accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Shire is not aware of any differences that would have a material impact on the financial statements of the combined company, other than the presentation differences outlined above.

The unaudited pro forma condensed combined statements of income do not assume any differences in accounting policies between Shire and Dyax. Further review of Dyax’s detailed accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Shire is not aware of any differences that would have a material impact on the financial statements of the combined company.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

3.	Pro forma adjustments to the condensed combined statements of income, relating to the combination with Baxalta, for the six months ended June 30, 2016 and for the year ended December 31, 2015

The Baxalta pro forma adjustments reflected in the unaudited condensed combined statement of income represent estimated values and amounts based on available information and do not reflect anticipated synergies had the combination been completed as at the dates indicated above. The unaudited pro forma condensed combined statements of income reflect the combination using the acquisition method as at January 1, 2015.

This note should be read in conjunction with Note 1. Description of Transaction and Note 2. Basis of Presentation;

Adjustments included in the column under the heading “Baxalta acquisition adjustments” represent the following:

(a) Depreciation of property, plant and equipment

Represents the decrease in depreciation expense of $13.0 million for the period ended June 3, 2016 and of $31.3 million for the year ended December 31, 2015, following the acquisition date step–up in the fair value and the re–assessments of useful lives of Baxalta’s property, plant and equipment. For purposes of the unaudited pro forma condensed combined statements of income, Shire has reflected the estimated depreciation expense entirely in “Selling, general and administrative” expense.

(b) Combination-related costs

Represents the adjustment to eliminate combination-related costs incurred by Shire of $442.0 million for the six months ended June 30, 2016 and $15.0 million for the year ended December 31, 2015 and by Baxalta of $103.0 million for the period from January 1 to June 3, 2016 and $20.0 million for the year ended December 31, 2015, which were directly attributable to the combination but which were not expected to have a continuing impact.

(c) Amortization of intangibles

Represents adjustment of amortization expense to include an estimate of intangible asset amortization based on an estimated weighted average useful life of 30 years for acquired definite lived intangible assets, as follows:

	Period from January 1 – June 30, 2016	Year ended December 31, 2015
	$’M	$’M
Estimated amortization of acquired product rights determined on a straight-line basis	369.0	886.0
Eliminate Baxalta’s historical intangible assets amortization expense	(33.0)	(53.0)
Total	336.0	833.0

(d) Income tax

Reflects the estimated income tax impact of the pro forma adjustments (based on statutory tax rates in the various jurisdictions where these adjustments are reasonably expected to occur), primarily related to amortization of intangible assets, unwind of inventory step–up and the elimination of transaction costs.

The effective tax rate of the combined company could be significantly different than the effective tax rate shown for purposes of preparing the unaudited pro forma condensed combined statements of income for a variety of factors.

(e) Weighted average number of shares

The unaudited pro forma combined basic and diluted earnings per share calculations for the periods presented have been adjusted to reflect the issuance of 305.2 million shares of Shire’s common stock issued in connection with the combination with Baxalta.

(f) Inventory

Shire reflects the increased value of inventory in cost of product sales as the acquired inventory is sold which, for purposes of these unaudited pro forma condensed combined financial statements, is assumed to occur within the first year after the combination. As there is no continuing impact of the inventory step–up on Shire’s results, $266.0 million related to the unwind of the step–up is eliminated from the unaudited pro forma condensed combined statement of income.

Adjustments included in the column under the heading “Baxalta financing adjustments” represent the following:

(g) Interest expense

Interest expense for the year ended December 31, 2015 consists of contractual interest expense ($237.0 million) and amortization of debt issuance costs ($112.0 million) associated with the $18,000 million Bridge Facility, using a weighted average interest rate of 1.9% on the amount borrowed ($12,390.0 million) used to fund the cash portion of the purchase consideration.

Shire intends to re–finance borrowings under the Bridge Facility through capital market debt issuances in due course. As the terms of the anticipated capital market debt issuances are uncertain and not considered directly attributable to the combination with Baxalta, no pro forma adjustment has been made for the associated interest expense in the period ended June 3, 2016.

A 1/8 percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $29.5 million for the year ended December 31, 2015.

4.	Pro forma adjustments to the condensed combined statements of income, relating to the acquisition of Dyax, for the six months ended June 30, 2016 and for the year ended December 31, 2015

The Dyax pro forma adjustments reflect the acquisition of Dyax using the acquisition method as if the acquisition had been completed as of January 1, 2015. These adjustments represent estimated values and amounts based on available information and do not reflect anticipated synergies had the acquisition been completed as at the date indicated above.

(a) Amortization of intangibles

Represents the amortization expense of definite lived intangible assets acquired of $2.1 million for the period from January 1 to January 22, 2016 and $33.8 million for the year ended December 31, 2015, based on estimated fair values and useful lives for the finite lived intangibles acquired of 18 years for KALBITOR product rights and 8 years for contract–based royalty arrangements. Amortization expense has been calculated on a straight–line basis.

(b) Amortization of inventory fair value step–up

Represents the amortization of the step–up in fair value of inventory of $0.5 million for the period from January 1 to January 22, 2016 and $10.6 million for the year ended December 31, 2015.

(c) Acquisition-related costs

Represents the adjustment to eliminate acquisition-related costs incurred by Shire of $53.7 million for the six months ended June 30, 2016 and $13.2 million for the year ended December 31, 2015 and by Dyax of $57.7 million for the period from January 1 to January 22, 2016 and $8.3 million for the year ended December 31, 2015, which are directly attributable to the acquisition but which are not expected to have a continuing impact.

(d) Interest expense

Reflects interest expense associated with the $5,600.0 million drawn down under the November 2015 Facilities Agreement and $209.1 million of additional borrowings under the RCF. Interest expense of $4.0 million for the period from January 1 to January 22, 2016 and $67.9 million for the year ended December 31, 2015 has been estimated as if the purchase consideration was paid, and the relevant loans drawn down, on January 1, 2015, using a weighted average interest rate of 1.17%.

A 1/8 percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $7.3 million for the year ended December 31, 2015 and by $1.0 million for the three months ended June 30, 2016.

(e) Amortization of debt issue costs

Represents amortization of debt issue costs of $1.0 million for the period from January 1 to January 22, 2016 and $12.3 million for the year ended December 31, 2015 that were incurred on arranging the November 2015 Facilities Agreement, assuming the borrowings had occurred on January 1, 2015.

(f) Stock compensation expense

Reflects the adjustment to eliminate stock compensation charges of $17.8 million within Research and development expenses and $27.7 million within Selling, general and administrative expenses recognized in the period from January 1 to January 22, 2016 as a result of the accelerated vesting and settlement of Dyax’s outstanding equity awards, which are directly attributable to the acquisition but which have no continuing impact.

(g) Income taxes

Reflects the income tax impact of the pro forma adjustments (based on statutory tax rates in the jurisdictions where these adjustments are reasonably expected to occur), primarily related to the increase in amortization expense and elimination of acquisition-related costs.